EXHIBIT A

JOINT FILING UNDERTAKING

The undersigned, being authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule, as it may be amended, jointly on behalf of each of such parties.

Dated: Februrary 3, 2012	ED&F MAN HOLDINGS B.V.

	By:	/s/ Petraus Verhaar
Name: Petraus Verhaar
Title: Director

ED&F MAN HOLDINGS LIMITED

	By:	/s/ Laurie Foulds
Name: Laurie Foulds
Title: Chief Financial Officer